Exhibit 99.1

WAVE Life Sciences Reports Fourth Quarter and Full Year 2015 Financial Results and

Provides Business Update

On track to file two INDs for lead programs in Huntington’s disease in 2016;

Advancing over 20 discovery programs for genetically defined rare and other serious diseases

Strong financial position; existing cash to support pipeline progression, clinical programs and operations well into 2018

CAMBRIDGE, Mass. — (BUSINESS WIRE) — March 30, 2016 — WAVE Life Sciences Ltd. (NASDAQ: WVE), a genetic medicines company focused on developing stereopure nucleic acid therapies to deliver new and exceptional treatment options for patients impacted by genetic diseases, today reported financial results for the fourth quarter and full year ended December 31, 2015 and provided a business update.

“2015 was a year of tremendous growth for WAVE. We laid a solid foundation to support our planned expansion in 2016 and beyond. Our successful Series A financing, Series B financing and IPO have provided us with the financial resources to advance our pipeline and commence multiple clinical programs over the next three years,” said Paul Bolno, M.D., MBA, President and Chief Executive Officer at WAVE Life Sciences. “We continue to attract world-class talent to join a team dedicated to making meaningful medicines for patients.”

Recent Highlights and Outlook

•	Announced plan to deliver six clinical programs by 2018. WAVE plans to bring multiple novel genetic therapies into the clinic over the next three years. Based on its proprietary stereopure chemistry platform, WAVE’s current pipeline is comprised of over 20 stereopure antisense, exon skipping, and RNAi programs in early discovery and development across multiple therapeutic areas. WAVE’s development efforts are focused on neurological and neuromuscular rare diseases. Its broader pipeline reflects the inherent versatility and diverse therapeutic potential of its platform, including hepatic, ophthalmic, dermatologic and gastrointestinal disease indications.

•	On track to file two INDs for Huntington’s disease in 2016. WAVE intends to file investigational new drug (IND) applications in 2016 for its two lead allele-targeted antisense programs, each of which distinctly targets the underlying genetic cause of Huntington’s disease (HD). Both programs enable selective silencing of the disease-associated allele by targeting single nucleotide polymorphisms associated with mutated alleles in subsets of patients with HD. This distinctive capability may increase the therapeutic window relative to approaches that are unable to distinguish between alleles.

•	Successfully completed three financings. In January 2015 WAVE completed its Series A financing, in which it raised approximately $18 million in gross proceeds. In August 2015 WAVE raised $66 million in gross proceeds in its Series B financing, and in November 2015 and December 2015 WAVE raised approximately $112 million in gross proceeds in its initial public offering (IPO) and the partial exercise of the underwriters’ option. The net proceeds from these three financings enable WAVE to drive pipeline advancement, clinical programs and operations well into 2018.

•	Advanced early, meaningful commitment to patient advocacy and engagement. WAVE is instituting programs and partnerships with rare disease advocacy communities to engage them and obtain their early input and continued involvement to inform WAVE’s clinical development programs.

•	Continued to attract key talent. WAVE has continued to enhance its team by attracting and hiring experts across critical functions, including research & development, manufacturing, patient engagement & advocacy, human resources and legal. The company more than tripled its workforce in 2015 and plans to double it again in 2016.

Fourth Quarter and Full Year 2015 Financial Results and Financial Guidance

WAVE reported a net loss of $7.1 million in the fourth quarter of 2015 compared to $1.7 million in fourth quarter of 2014. The company reported a net loss of $19.2 million for the full year as compared to $5.2 million for the prior year. The increase in net loss for the fourth quarter and full year was largely due to increased research and development efforts as well investments in the company’s infrastructure as a publicly traded company.

Research and development expenses were $3.5 million for the fourth quarter of 2015 as compared to $0.7 million for the same period in 2014. Research and development expenses for the full year were $9.1 million as compared to $2.4 million for the prior year. The increase in research and development expenses for the fourth quarter and full year was primarily driven by increased spending on third party-related costs used to advance WAVE’s pre-clinical and drug discovery activities, as well as increased salary and related benefits costs due to the increase in employee headcount.

General and administrative expenses were $3.7 million for the fourth quarter of 2015 as compared to $1.1 million for the same period in the prior year. General and administrative expenses were $10.4 million for the full year as compared to $3.0 million for the prior year. The increase in general and administrative expenses in the fourth quarter and full year was primarily due to an increase in professional fees related to legal fees and accounting fees related to the IPO in November 2015, as well as the increase in headcount and the impact of stock-based compensation in 2015.

WAVE ended 2015 with $161.2 million in cash compared to $1.0 million as of December 31, 2014. The increase in cash was primarily the result of the completion of the company’s Series B financing in August 2015, which resulted in net proceeds of $62.5 million, and the completion of the company’s IPO in November 2015, which resulted in net proceeds of $101.4 million.

Based on its current operating plan, WAVE expects that its existing cash resources will enable it to fund operating expenses and capital expenditure requirements well into 2018.

About WAVE Life Sciences

WAVE Life Sciences is utilizing its innovative and proprietary synthetic chemistry drug development platform to design, develop and commercialize stereopure nucleic acid therapeutics that precisely target the underlying cause of rare genetic diseases, delivering new treatment options for patients. Given the versatility of its chemistry platform, WAVE’s pipeline is designed to span multiple oligonucleotide modalities including antisense, exon-skipping, and single-stranded RNAi. For more information, please visit www.wavelifesciences.com and follow WAVE on Twitter and LinkedIn.

Forward Looking Information

This press release contains forward-looking statements concerning our goals, beliefs, expectations, strategies, objectives and plans, and other statements that are not necessarily based on historical facts, including statements regarding the following: our filing of INDs and commencing clinical trials; the future performance and results of our programs in clinical trials; our identification of future candidates and their therapeutic potential; the anticipated therapeutic benefits of stereopure therapies compared to other therapies; our advancing of therapies across multiple modalities and the anticipated benefits of that strategy; our future growth; the potential of our stereopure approach and nucleic acid therapeutics; and our cash position supporting our anticipated business activities. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, including the following: the ability of our preclinical programs to produce data sufficient to support the filing of INDs and the timing thereof; our ability to continue to build and maintain the company infrastructure and personnel needed to achieve our goals; the clinical results of our programs, which may not support further development of product candidates; actions of regulatory agencies, which may affect the initiation, timing and progress of clinical studies; our effectiveness in managing future clinical trials and regulatory processes; the success of our platform in identifying viable candidates; the continued development and acceptance of nucleic acid therapeutics as a class of drugs; our ability to demonstrate the therapeutic benefits of our stereopure candidates in clinical trials, including our ability to develop candidates across multiple therapeutic modalities; our ability to obtain, maintain and protect intellectual property; our ability to enforce our patents against infringers and defend our patent portfolio against challenges from third parties; our ability to raise additional capital as needed; and competition from others developing therapies for similar uses, as well as the information under the caption “Risk Factors” contained in our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (SEC) and in other filings we make with the SEC. We undertake no obligation to update the information contained in this press release to reflect subsequently occurring events or circumstances.

Investor Contact:

Westwicke Partners

Chris Brinzey, 339-970-2843

chris.brinzey@westwicke.com

Media Contact:

Feinstein Kean Healthcare

Liz Melone, 617-256-6622

liz.melone@fkhealth.com

WAVE LIFE SCIENCES LTD.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share amounts)

	December 31, 2015	December 31, 2014
Assets
Current Assets:
Cash	$161,220	$1,048
Accounts receivable	—	200
Prepaid expenses and other current assets	146	103
Deferred tax assets	18	64
Deferred offering costs	—	72

Total current assets	161,384	1,487
Property and equipment, net	2,789	1,269
Deferred tax assets	192	182
Restricted cash	1,055	—
Other assets	4	—

Total assets	$165,424	$2,938

Liabilities, Series A preferred shares and shareholders’ equity
Current Liabilities:
Accounts payable	$2,811	$125
Accrued expenses and other current liabilities	945	605
Deferred revenue	—	152
Current portion of capital lease obligation	62	—

Total current liabilities	3,818	882
Long-term liabilities:
Capital lease obligation, net of current portion	78	—
Other liabilities	163	29

Total long-term liabilities	241	29

Total liabilities	$4,059	$911

Series A preferred shares, no par value; 3,901,348 shares issued and outstanding at December 31, 2015	7,874	—
Shareholders’ equity:
Series A preferred shares, no par value; 3,901,348 shares issued and outstanding at December 31, 2014	—	7,874
Ordinary shares, no par value; 21,551,423 and 4,263,472 shares issued and outstanding at December 31, 2015 and 2014, respectively	185,344	9,973
Additional paid-in capital	3,182	—
Accumulated other comprehensive income	41	56
Accumulated deficit	(35,076)	(15,876)

Total shareholders’ equity	153,491	2,027

Total liabilities, Series A preferred shares, and shareholders’ equity	$165,424	$2,938

WAVE LIFE SCIENCES LTD.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share amounts)

	Year Ended December 31,
	2015	2014	2013
Revenue	$152	$—	$—
Operating expenses:
Research and development	9,057	2,395	1,920
General and administrative	10,393	2,999	1,654

Total operating expenses	19,450	5,394	3,574

Loss from operations	(19,298)	(5,394)	(3,574)
Other income (expense):
Interest income (expense), net	86	(12)	(111)
Other, net	56	261	37

Total other income (expense)	142	249	(74)

Loss before income tax (provision) benefit	(19,156)	(5,145)	(3,648)
Income tax (provision) benefit	(44)	(84)	330

Net loss	$(19,200)	$(5,229)	$(3,318)

Net loss per share attributable to ordinary shareholders—basic and diluted	$(1.83)	$(1.34)	$(1.90)

Weighted-average ordinary shares used in computing net loss per share attributable to ordinary shareholders—basic and diluted	10,501,455	3,911,556	1,743,014

WAVE LIFE SCIENCES LTD.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(In thousands, except share and per share amounts)

	Year Ended December 31,
	2015	2014	2013
Net loss	$(19,200)	$(5,229)	$(3,318)
Other comprehensive income (loss):
Foreign currency translation	(15)	(169)	135

Comprehensive loss	$(19,215)	$(5,398)	$(3,183)